Exhibit 99.1

NEWS RELEASE

For further information, please contact Adele M. Skolits at 540-984-5161.

Teleconference Information:

Friday, March 6, 2009 10:00 A. M. (ET)

Domestic Dial in number: 1-877-852-6580

International Dial in number: 1-719-325-4752

Pass Code: 2530564

Audio webcast: www.shentel.com

SHENANDOAH TELECOMMUNICATIONS COMPANY

REPORTS HIGHER NET INCOME IN FOURTH QUARTER AND FULL YEAR 2008 FINANCIAL RESULTS

EDINBURG, VA, (March 4, 2009) – Shenandoah Telecommunications Company (Shentel, NASDAQ: SHEN) announced financial and operating results for the fourth quarter and year ended December 31, 2008.

Highlights

•	Net income of $5.6 million, up $1.9 million or 51% from fourth quarter 2007
•	Operating income of $9.8 million, up $2.3 million or 31% from the fourth quarter 2007
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Net income from continuing operations of $5.3 million, up 20% from fourth quarter 2007 (Fourth quarter 2007 included $2.7 million of one-time, pre-tax expenses for a stock grant and pension settlements, or $1.6 million net of taxes)

•	Total revenues of $37.1 million, up $2.5 million or 7% from fourth quarter 2007
•	PCS net subscriber additions of 5,685 bringing the total retail wireless customers to 211,462 at December 31, 2008, up 13% from December 31, 2007
•	PCS customer churn of 1.9%, in comparison to the 2.3% for the fourth quarter of 2007

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News Release

•	Acquisition of cable system assets and customers completed, adding over 17,000 cable subscribers at December 31, 2008
•	Completion of a $52 million debt facility to fund acquisition, capital expenditures, and other corporate needs; $23.7 million drawn during fourth quarter 2008
•	Increasing EVDO high speed data services availability to 86% of the population covered by our PCS network

President and CEO, Christopher E. French commented, “2008 was a great year for our Company, both from a financial and an operational perspective. Despite the worsening economic environment we had excellent financial results with net income of $24.4 million. At the same time, we continued to invest in service improvements and expansion of our PCS network and grew our CATV business with the recent acquisition of over 17,000 cable subscribers.”

Consolidated Fourth Quarter Results

For the quarter ended December 31, 2008, net income from continuing operations was $5.4 million compared to $4.4 million in fourth quarter 2007. The Company’s total revenues for fourth quarter 2008 were $37.1 million, compared to $34.6 million for the same quarter in 2007, an increase of 7%. PCS Revenues grew by $1.9 million primarily as a result of a growth in our customer base. Also, our cable revenue grew by approximately $0.8 million following the acquisition of 17,000 cable customers in December. Fourth quarter operating expenses increased to $27.4 million in 2008 from $27.1 million in 2007. The increase in operating expenses (after adjusting for $2.7 million in one-time stock grant and pension settlement costs incurred in the fourth quarter of 2007) results primarily from costs associated with improving and expanding our PCS network and one month of operating expenses related to the Cable TV acquisition. Growth

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News Release

in depreciation related to this expansion and network improvements in our Cable TV and Telephone businesses also contributed to the expense growth. Operating income for the quarter was $9.8 million, an increase of $2.3 million from fourth quarter 2007.

In September 2008, the company announced its plans to explore options for the sale of its Converged Services segment. The results of this segment are now considered a discontinued operation. This segment generated net income of $0.2 million for the quarter, an improvement from the $0.8 million net loss for the same quarter in 2007. The change is principally due to reduced depreciation expense following the decision to dispose of the segment, and growth in the customer base.

Consolidated Full Year Results

For the year ended December 31, 2008, net income from continuing operations was $26.3 million compared to $22.2 million in 2007. The Company’s total revenues for 2008 were $144.4 million, compared to $130.4 million for 2007, an increase of 11%. Growth in the PCS customer base drove $12.8 million of the revenue increase. Additional revenue from the newly acquired cable operation accounted for an additional $0.8 million in revenue growth. Operating expenses increased to $98.8 million in 2008 from $93.7 million in 2007. The increase in operating expenses (after adjusting for $4.7 million in non-recurring stock grant, early retirement and pension settlement costs incurred in 2007) resulted primarily from:

•	costs associated with improving and expanding our PCS network ($4.9 million in line costs, site rent, depreciation charges, and losses on disposed assets),
•	changes in our PCS distribution network ($3.3 million for additional handset costs, and commissions paid to both internal and to third party distributors, and stores added in 2007), and
•	$1.4 million in additional depreciation on network improvements in our Telephone unit.

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News Release

Operating income for 2008 was $45.6 million, an increase of $9.0 million from 2007.

The discontinued Converged Services operation generated net losses of $1.9 million for 2008, compared to the $3.4 million net loss for 2007. The change is principally due to reduced depreciation expense following the decision to dispose of the segment, and growth in the customer base.

PCS Operating Results

The Company continued to experience strong growth in wireless as a Sprint PCS Affiliate of Sprint Nextel, with wireless customer count at December 31, 2008 of 211,462, a 13% increase from December 31, 2007. The Company’s fourth quarter churn was 1.9%, compared to 2.3% in fourth quarter 2007.

PCS operating income was $7.4 million in the 2008 fourth quarter, up $0.8 million or 12% from the fourth quarter of 2007. Fourth quarter 2008 revenue increased $1.9 million over fourth quarter 2007, while operating expenses increased $1.8 million (net of the $0.7 million of stock grant expenses in the 2007 period). The increase in revenue resulted from a 17% increase in average retail customers. The increase in operating expenses included:

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an additional $1.1 million in costs to operate the PCS network related to adding cell sites and EVDO capabilities. The Company added 33 additional cell sites and 77 EVDO sites during the quarter and now has 211 EVDO sites covering 86% of covered POPs.

•	$0.4 million in additional depreciation expenses associated with new equipment, and
•	a loss of $0.4 million for equipment disposed of due to upgrades and replacements of existing equipment.

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News Release

Telephone Operating Results

Telephone had 24,209 access lines at December 31, 2008. This represents an increase of 16 for the fourth quarter and a decrease of 327 or 1% from the previous year-end. Operating income of the local telephone operations for fourth quarter 2008 was $2.6 million, an increase of $0.4 million from the comparable 2007 period. The 2007 period included $0.9 million in stock grant and pension settlement expenses. Depreciation expenses increased $0.5 million in the quarter ended December 31, 2008, over the comparable 2007 period, due to accelerated depreciation on certain fiber related assets that were scheduled for replacement in late 2008, and to new fiber and related equipment placed in service in the second half of 2008.

Other Information

Cash and cash equivalents as of December 31, 2008 were $5.2 million, down from $17.2 million at December 31, 2007. At December 31, 2008, the debt/equity ratio was 0.25 and debt as a percent of total assets was 15.5%. The Company’s fourth quarter 2008 capital expenditures were $19.7 million, up from $11.0 million in fourth quarter 2007, and for the twelve month period, were $65.5 million compared to $29.1 million in 2007. The increase in capital expenditures primarily resulted from spending to expand our PCS network coverage and footprint. The Company expects capital spending to remain elevated for the next several quarters, with spending to upgrade our recently acquired cable networks offsetting lower spending on our PCS network coverage and footprint. The Company repaid $1.1 million of debt principal during the fourth quarter and drew $23.7 million on its new debt facility during the quarter to fund capital expenditures and the cable system acquisition. As previously announced, the Company paid a cash dividend during the quarter of 30 cents per share to shareholders of record as of November 12, 2008.

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About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ Global Select Market under the symbol “SHEN.” The Company’s operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic and Southeastern United States.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

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SHENANDOAH TELECOMMUNICATIONS COMPANY

SUMMARY FINANCIAL INFORMATION (unaudited)

(In thousands)

Condensed Consolidated Balance Sheets	December 31,	December 31,
	2008	2007

Cash and cash equivalents	$5,240	$17,245
Assets held for sale	28,310	—
Other current assets	38,871	23,891
Investments	8,388	9,936

Property, plant and equipment	326,120	300,622
Less accumulated depreciation and amortization	150,499	145,198
Net property, plant and equipment	175,621	155,424

Other assets, net	9,551	15,028
Total assets	$265,981	$221,524

Current liabilities, exclusive of current maturities of long-term debt of $4,399 and $4,248, respectively	$19,986	$19,808
Long-term debt, including current maturities	41,359	21,907
Total other liabilities	37,028	30,190
Total shareholders’ equity	167,608	149,619
Total liabilities and shareholders’ equity	$265,981	$221,524

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News Release

SHENANDOAH TELECOMMUNICATIONS COMPANY

SUMMARY FINANCIAL INFORMATION (unaudited)

(In thousands, except per share amounts)

Condensed Consolidated Statements of Income

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007

Revenues	$37,120	$34,610	$144,424	$130,365

Cost of goods and services	12,530	11,549	43,774	40,624
Selling, general and administrative	7,518	9,598	28,570	29,601
Depreciation & amortization	7,307	5,985	26,434	23,453
Operating expenses	27,355	27,132	98,778	93,678
Operating income	9,765	7,478	45,646	36,687

Interest expense	(226)	(440)	(1,009)	(1,873)
Other income (expense), net	(531)	662	(639)	2,462
Income from continuing operations before income taxes	9,008	7,700	43,998	37,276

Income tax expense	3,656	3,257	17,669	15,112
Net income from continuing operations	$5,352	$4,443	$26,329	$22,164
Gain (loss) from discontinued operations, net of taxes	204	(765)	(1,924)	(3,361)
Net income	$5,556	$3,678	$24,405	$18,803

Net income from continuing operations per share, basic and diluted	$0.23	$0.19	$1.12	$0.94
Gain/(loss) from discontinued operations per share, basic and diluted	0.01	(0.03)	(0.08)	(0.14)
Net income per share, basic and diluted	$0.24	$0.16	$1.04	$0.80

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